Exhibit 99.2

Transcript of
ImageWare Systems, Inc. (IW)
Fourth Quarter 2007 and Year End Results Conference Call
March 31, 2008

Participants

Jim Miller, Chairman and Chief Executive Officer
Wayne Wetherell, Senior Vice President of Administration and Chief Financial Officer Christiane Pelz, Assistant Vice President/San Francisco Office, Lippert/Heilshorn & Associates, Inc.

Presentation

Operator

Greetings and welcome to the ImageWare Systems Fourth Quarter 2007 and Year End Results Conference Call.  At this time, all participants are on a listen-only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce Ms. Christiane Pelz of Lippert/Heilshorn & Associates, Inc.  Thank you, Ms. Pelz, you may begin.

Christiane Pelz – Lippert/Heilshorn & Associates, Inc. – Assistant Vice President/San Francisco Office

Thank you, operator and good morning, everyone.  We us on the call today are Jim Miller, ImageWare’s Chairman & CEO, and Wayne Wetherell, CFO.  Before I turn the call over to management, I would like you to please note that this call may contain forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  While these statements are meant to convey the company's progress, business opportunities, and growth process, this major caution that such forward-looking statements represent management's opinion.  While management believes such representation to be true and accurate based on information available to the company, actual results may differ materially from those described.  The company's operations and business process are always subject to risks and uncertainties.  Important facts that may cause actual results to differ are set forth in the company’s periodic filings with the US Securities and Exchange Commission.

I would now like to turn the call over to management.  Jim Miller will begin with the review of the fourth quarter 2007 and recent activities followed by Wayne Wetherell who will review the financials.  Jim?

Jim Miller – ImageWare Systems, Inc. – Chairman and Chief Executive Officer

Thank you, Christiane and good afternoon and thanks to all of you for joining us today.  2007 was a challenging year for us at ImageWare.  Although the third quarter of 2007 was strong and profitable and appeared to be in the inflexion point we had anticipated, the freeze in government spending in the fourth quarter caused revenues to be lower than expected for the fourth quarter and for the year.  However despite the slowdown, we continue to make progress on several fronts in the fourth quarter of 2007 and early in 2008.

We continue to be excited about the markets we serve and execute on our plan to move our products to market with large global partners selling large-scale biometric and identity solutions.  We've been working with projects with Unisys, CSC, HoneyWell, Novell, General Electric, and Boeing to name a few of our current partners.  We’re also in the middle of negotiations with unnamed parties for multiyear large orders we expect to begin announcing soon.  In fact today, we just announced 3.5 million in recent purchase orders received from several partners, the large of which is for an international transportation security credential program.  This project is another validation point of our strategy of partnering with the large integrators, speaks to the health and vitality or our overall licensing business, and gives us confidence that this will translate into revenues and income and soon.

We renewed and expanded our relationship with General Electric Security by announcing a three-year royalty-based worldwide OEM agreement.  This agreement allows GE Security to include our award-winning products for biometric identity management, logical access control, and card management capabilities as an integral part of their identity management solution offerings.  In fact, GE Securities and ImageWare were selected to support the Florida Statewide Uniform Port Access Credential Project, known as FUPAC.  Our biometric identity management and secure credential technologies are embedded into GE’s Identity Commander Solution and being utilized for all 12 deep water ports for an Operational Transit Worker Identity Card System.

We continue to work with partners for pilot programs such as the US Visit Project and hope to soon be in a position to report future successes.  We have expanded internationally by signing a two-year non-exclusive distribution agreement with iBilt Technologies Limited, a New Delhi based end-to-end IT solutions provider with primary focus on government IT business and are pushing in to the rapidly expanding public safety market in India.

On our product side, we have received one patent in the fourth quarter for our Biometric Engine and we have just received noticed that we will be awarded another patent for our Biometric Fusion Process which is utilized in our Biometric Engine.  Fusion allows the results of multiple searches on multiple biometric identification markers to be brought together or fused into a single result with a higher level of accuracy and reliability.  In line with our voice-recognition capabilities, we believe we’ve built a very strong base for our biometric technology.

We created another very exciting licensing and product opportunity by acquiring the assets of Sol Logic which contributes voice recognition, multilingual translation, and multimodal biometric capabilities for us.  This addition provides next generation capabilities to our suite of biometric identity management solutions, enabling users to facilitate and improve communication across major language groups globally.  This unique product is capable of translating in 52 languages whereby an English-speaking user can understand and be understood in numerous languages including Spanish, German, French, Korean, Arabic, and Polish among others.  Government, intelligence, defense, public safety, and border control customers are now able to realize language translation and voice recognition capabilities that address mission critical operations and perform in various environments including mobile handheld technologies.

We appointed Frank Mitchell, the Founder and Chief Technologist of Sol Logic, as our Vice President of Advanced Programs.  In this position, he will leverage his deep and broad experience in strategic planning, development, oversight, and many years of implementation of advanced systems for large Federal programs.

We’ve completed the integration and released our combined product, the IWS Mediator suite in February and we are experiencing high demand sooner than expected.  Interest for the Mediator suite of new products is coming on many fronts, border, foreign soil, and local law enforcement.  Additionally for marketing, we can leverage our existing sales team, integrator relationships, and customer base.  In fact, Boeing placed our first Mediator purchase order.  This is an entry into a program with them and the start of a much larger and longer term relationship.

In addition to these accomplishments, we continue to receive recognition and awards for the Biometric Engine and this ware was awarded a certificate of completion for Homeland Security Presidential Directive-12 as a member of the Science Applications International or SAIC team, which also includes our partners at Novell, HoneyWell, and Active Identity.  Naval Surface Warfare Center at Dahlgren, Virginia honored its tactical biometric collection and matching system project team with a reward for technology excellence and superior performance.  As a prime contractor on this projected, we were tasked to develop a mobile, multi-biometric identity management prototype solution based on our Biometric Engine and supporting devices that included multimodal biometric capabilities ruggedized for mission critical objectives.  We are very excited about this award as it demonstrates a highly rapid successful development effort in field testing of what the Navy termed “the first of its kind capability.”

In R&D area, we continue to work on maintaining our position as a trusted provider of interoperable and open architected biometric identity management solutions and have received additional certifications from the National Institute of Standards and Technology in support of our HSPD-12 solutions.

That being said, our business has been affected by the lumpiness of revenue from our State, Federal, and local government customers.  A period of fluctuation of identity management software revenue and project-oriented solutions are largely due to the timing of government procurement.  As I mentioned at the beginning, the budget freeze of the US government in the fourth quarter contributed to our fourth quarter slowdown.  In fact, a number of approved government contracts, even those in the middle of projects, were delayed but not removed.  With the resolution of the 2008 budget at the end of December of 2007, we are already seeing those delayed orders coming in now.  In fact, the 3.5 million in new orders announced today, majority of which were received during the last two weeks, represents 40% of our total revenues from the entire 2007.  This also brings our current backlog to 2.9 million compared to 867,000 at the end of 2007.  We expected to recognize 1.4 million of the new orders in the first quarter with the remainder to be delivered and recognized in the second and third quarters of 2008.  We are seeing new opportunities in all areas of our business and expect a significant improvement in financial performance in 2008.  We are seeing unprecedented activity from our partners and are confident that we will offer positive results to shareholders as we progress.

I’ll turn the call over to Wayne to provide greater details on the financials.  Wayne?

Wayne Wetherell – ImageWare Systems, Inc. – Senior Vice President of Administration and Chief Financial Officer

Thank you, Jim.

Revenue for the quarter ended December 31, 2007 totaled $1.9 million compared to $2.4 million in the same quarter of 2006.  Product revenue was $1 million for the fourth quarter of 2007.  This compared to $1.5 million in the prior year’s quarter.  The decrease is due to the delay in orders mentioned earlier.  Maintenance revenue for the fourth quarter of 2007 was 911,000 compared to 900,000 in the fourth quarter of 2006.  Gross margins for the quarter were 63% of revenue compared to 65% for the fourth quarter of 2006.  The lower margins are a result of the lower level of license revenue in the quarter.

The fourth quarter operating expenses totaled $2.5 million compared to $2.8 million in the prior year.  The reductions reflect lower G&A expenses due to lower stock based compensation and a decreased in consulting and professional services.  Sales and marketing expenses were also lower in the quarter due to reduced head counts.  Net loss available to common shareholders was $1.4 million in the quarter or $0.08 per share representing an improvement over the fourth quarter 2006 net loss of $1.6 million or $0.11 per share.

The year ended December 31, 2007 revenue was $8.5 million compared with $10.2 million in 2006 again due to lower project-related revenue.  Gross profit was $5.9 million or 70% compared to last year’s $6.8 million or 67%.  The increase in margins was due to a reduction in the lower margin hardware and consumables in the product mix.

The operating expenses were $10.4 million compared to $11.9 million in 2006.  Salaries and personnel costs were down due to a planned reduction in headcounts related to sales and marketing as a part of our strategy to shift from a direct sales approach to a partnering model.  Reduction also reflects lower stock-based compensation and a decreased in consulting and professional services.

The net loss for the year was $5.9 million which includes preferred dividends of $1.2 million compared to $6 million in 2006.  The net loss for share was $0.39 compared to $0.44 from prior year.

At December 31, 2007, our cash totaled $1 million, sales order backlog a total of 867,000 at December 31st and, as Jim mentioned, currently stands at about $2.9 million.

In the first quarter of 2008, our preliminary revenue estimate is approximately $2.3 million.

I’d now like to turn the call back to Jim.

Jim Miller – ImageWare Systems, Inc. – Chairman and Chief Executive Officer

Thanks, Wayne.

Looking forward to 2008, we expect to rebound from a first quarter in the 2.3 million range to a strong second quarter and year and we believe we’re off to a good start to be able to do that.  We strongly believe our company is well positioned for participation in several large scale domestic and international projects which will enable to us to achieve significant product revenue growth and profitability for the year.  Our identity management suite of products meets changing government specifications can be customized for large project applications.  Our sales team is now organized to direct our resources and efforts towards establishing partnerships with large system integrators as we believe these integrators will be the ultimate choice for awards of large scale secure identification solutions.  Some of the opportunities are with Boeing, HoneyWell, CSC, and foreign local governments.

I’d like to take a brief moment to give you just a little more color on some of these opportunities, specifically with Boeing and our Mediator suite of multilingual translation solutions.  We’re very excited about this relationship and we’re seeing earlier and promising traction in this emerging product category.  As you may recall from recent announcements, we’ve recently received a multiple task order from Boeing to integrate our Mediator suite into their Command and Control Middleware and information assurance applications.  This prepares Boeing to support future combat systems, Secure Border Initiative or SBI, Maritime Domain Awareness, and other multi-secure interoperable environments.  We’re now in discussions with Boeing to pursue opportunities to participate in the Secure Border Initiative or SBI program.  As you may know, Boeing was the recipient of a multibillion dollar contract and is evaluating its partners.  Separately, we are in discussions with Boeing for a command control program, international border initiatives, as well as other DOD related current and future programs.  We are actively forming agreements and look forward to sharing our progress in the near future.

We’re confident there are many commercial applications for our solution in areas such as healthcare and financial institutions, for example, opportunities which are still developing and untapped today.

We’re cosponsoring a government seminar conference on May 6 at the Hyatt Hotel in Washington, DC along with our partners at Novell, HoneyWell, and Active Identity.  This is a seminar designed to educate government agencies on the benefits of unified physical and logical access control security systems and discuss scalable programs underway in the US Department of Defense.

In conclusion, 2007 was a pivotal year for ImageWare as we’ve made many strides to strengthen our relationships, product strategies, and resources.  2008 is, as it needs to be, an execution year and we’re extremely confident that we will achieve significant product revenue growth and full year profitability.

Like you, we’ve been very frustrated by the lack of news regarding projects and orders.  Happily, we’ve started to see them as evidenced by the 3.5 million orders announced today.  The really good news is that you will start seeing more of these in the coming weeks and on that score, we are extremely confident.

And yes, we understand the talk regarding these projects and orders need to be replaced, but the fact that they’ve actually been received.  Unfortunately, we cannot always provide you with the kind of detail specifics that you would like to see and frankly we’d like to discuss as we’re either bound by confidentiality provisions or either placing negotiations where such a premature disclosure would be detrimental to the eventual outcome of the transaction.  However, you should know that we are excited by the traction of our products and the projects where they are due to be placed.  We look forward to reporting these developments to you as they occur and to reviewing them with you in the next quarter’s conference call.

I’ll now turn the call back to the operator for the opening of our Q&A session.

Operator

Thank you.  We will now be conducting the question and answer session.  If you would like to ask a question, please press the *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you’d like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys.  One moment please while we pool for questions.

Our first question is from the line of Mike Reiser with JMR.  Please proceed with the question.

<Q>: Jim?  Wayne?

<A>: Hey, Mike!

<Q>: It’s kind of good to see, in two weeks, $3.5 million worth of business but do you have a plan B for the next two quarters to carry yourselves financially to hopefully get some of these orders?

<A>: Yes, we do, Mike.  I think what we’re saying is that we’re out of place in the cycle of how these orders come to being that we are confident that we are going to start seeing some of them.  As I said, I know the proof is way more than us just saying that; we actually have to get them.  But the answer to your question is, yes, we do have a plan and we are in the middle of discussing the eventual terms of some of these orders and we’re going to be able to reel them in.

<Q>: So, if I understand correctly, you’re that confident that over the next three months or so, you’ll have enough cash flow from orders to sustain yourself?

<A>: Yes, sir.

<Q>: Jim, I know you’ve been optimistic and confident in the past and things haven’t…  What makes this different?

<A>: I think the difference is, Mike, in the past, we were really on our own in a lot of ways.  I mean we were actually out bidding as the prime contractor on a number of these programs and while you can look back with, of course, 20/20 hindsight as it always is, at the time, we thought that going at this from the direct sales approach was the right thing to do and quite honestly, thinking that the wonderfully developed and architected products that we were delivering would somehow compensate for the lack of credibility one has in terms of financial status when you’re a small company and sadly, it does not.  Our plan to rectify that was the retooling of our strategy to basically go with an indirect sales model which involves, of course as we discussed over the last couple of quarters, moving ahead with these large system integrators.  These are the folks that when you look up the recipients of the state and local awards and certainly, internationally, it is these same people that win these awards year after year after year.  Their position in the top ten list might change but the list is virtually the same.  They’re very good at it.  They know the process.  And happily, we have products that fit nicely under their umbrella and I think that is going to make all the difference in the world.  All of us wish that we could have waved a wand or wished it to happen quicker but the fact of the matter is, that it is happening.  Albeit slower than all of us wanted.  So I think that’s the key difference right there.  To answer your question directly, it’s one thing for ImageWare to be confident, it’s another thing to have to hear and have the confidence of some of these large partners that we have because as I said, these are the folks that have won these awards perennially.

<Q>: Last question, our financial condition is not going to play a part of whether we get this business or not?

<A>: I do not believe so.  No.

<Q>: Good.  Thank you.

Operator

As a reminder, ladies and gentlemen, if you would like to ask a question, you may press *1 from your telephone keypad.  Our next question is coming from the line of Harvey Cohen with Equity Source.  Please proceed with your question.

<Q>: Hello, Jim.  Hello, Wayne.

<A>: Hi, Harvey.

<A>: Hi, Harvey.

<Q>: I actually have two questions both fairly general.  It’s apparent to most of us that, I guess, we've been with the company this long that the strategy of going to the integrators as opposed to going in alone is working?  It’s a little difficult to see how much revenue is coming from what players but it seems to me that the major supply of revenues in 2007 through the most part has been Unisys but it is safe to say that names like GE, HoneyWell, Boeing, IBM, CSC, companies that you have agreements with that are major integrators that in my experience, don’t even go into a market unless it is a multibillion dollar market are going to be the major sources of revenues in the coming years and to date have very little impact on what’s happened to date?

<A>: I think…

<Q>: That is question number one, let me just throw out question number two and then you can answer.  I’m sorry to interrupt you, Jim.  The second one is Sol Logic and the technology is pretty fascinating and I was wondering clearly when I did a little homework on Sol Logic and looking up what they do.  There is a lot of government work that they do with Boeing.  But can you give us any insight into whether you thought about any commercial applications for being to communicate with anybody in the world in any language.

<A>: Yeah.  Let’s do them in reverse order if we could.  So, number two first.  At Sol Logic, their technology is fascinating.  The applications of the technology are frankly mindboggling.  We have been focusing because Sol Logic was focused on the government market place and certainly as we’ve seen in the biometric space the government is an early adaptor of these kinds of technologies and will continue to be a large adaptor and purchaser going forward.  When you look at the commercial side which the Sol Logic founders were also looking at, the ability to have the capability to do multilingual simultaneous chat capability, that is I type English and I could be understood in several foreign languages at the same time.  It’s got phenomenal applications for business, for entertainment type on the commercial site, and then, of course, the voice translation capabilities as they got refined, imagine communicating on a cell phone or over the telephone and be able to not have to worry about what language you’re communicating in.  I think those things really are simply amazing and mindboggling and clearly areas that we want to work with our partners to move into those areas.

As to the integration question, look, I mean, we started this program at the end of 2006, spent ‘07 signing up four, five, or six of these folks.  We have a few more left on the list that we’re going to move into longer term relationships.  You’re absolutely correct.  None of these major integrators move into markets that are small or marginal; that’s just not what they do.  What they have been doing for the last couple of years is they have been circling cautiously the biometric market and maybe placing selective bets but not totally jumping in.  What we’re seeing now is the jump-in and therefore, they are rounding up teams of partners, we’re one of them, to go at this marketplace and go after the large, very large orders that excite them and that respond to their business models.  We are very attractive there because of agnostic approach we have taken to the development.  They are looking for best of breed technology, we supply it.  And as I’ve said on these calls before, we are very comfortable with having our products sold not under our trade name but OEM so that they can be sold under the trade names of these larger companies.  So you see for example, the General Electric press announcement, which by the way was theirs and they were kind enough to mention that the software partner in the identity commander solution is ImageWare.  I’ve also said before and I think it bears repeating, that these are discerning, very knowledgeable consumers and they have a choice.  And I think that all of us as investors should take some comfort that the choice they have made is ImageWare and back to as you as you framed your question, absolutely so these folks frankly and bluntly don’t get out of bed in the morning for small deals.  So they’re excited.  We’re excited.  We’re privileged to be on their teams and, as we said. We’re seeing a lot of activity, a lot of traction, and I think it will supply that missing piece, that is the profit and loss recognition for the products that we’ve been missing up to now.

<Q>: Thank you.

Operator

As a reminder ladies and gentlemen, if you would like to ask question to our speakers you may press *1 from your telephone keypad.  We’ll pause a moment to pool for questions.

We have a followup question from the line of Mike Reiser with JMR Capital.  Please proceed with your question, sir.

<Q>: Jim, on this Sol Logic, having been involved with machine translation software in the past, it was maybe good for 80% accuracy.  The problem is it’s the 20% that can get you into trouble because sometimes you inadvertently would insult somebody.  How do you see your software in terms of accuracy?

<A>: Well, there’re two different kinds of translation software.  They’re broken down into rules based and statistical based and I’m not going to go through all the technology of that.  But the fact is, Mike, that some of them are actually designed so that you will convey the gist, not the literal meaning of what you going say because in some cases, gist is good enough.  So, one of the things I think that changed in the language space, maybe from the time you were involved in it before, is that recognition that you do not need to have a literal verbatim translation in all cases.  There’s the other class of the software that does provide for a more literal translation.  We are really excited though about the combination of those two voice technologies in tandem with the existing Biometric Engine.  Because think about the utility that you’re going to give someone at the border, a border control, or an airport customs officer, people coming in speaking other languages, you’re under a requirement to take biometric data.  Now, either in a desktop or a handheld, you can do all of that.  And so we’re pretty comfortable.  This stuff being out there and being tested; it has been tested for military use.  As I said earlier, the government will continue to be one of big adopters for this, and that’s how the technology, indeed.  I think it’s fair to say the founders of Sol Logic developed it originally for DOD and military use where both kinds of translations, that is the gist and the verbatim, have to have accuracy that works and we think that they do.

<Q>: Thank you.

Operator

Our next question is from the line of Samuel Bergman with Bayberry Capital.  Please proceed with your question.

<Q>: Good afternoon, Jim and Wayne.  How are you?

<A>: Good afternoon.

<Q>: Can you give us some kind of update on the Unisys Canada project?

<A>: You mean the passport?

<Q>: Yes.

<A>: Yes.  As far as I know, no decision yet.  I can’t tell you that there’s a reason for that one way or another because I don’t know.  We had expected a formal announcement sometime back, we have not seen one.  I will say to you that it's not altogether unusual as some of you have seen in our own business, but certainly in the business of other companies in this space, these orders and transactions have a life of their own.  It could be slowed down for budget, it could be slowed down for country politics, or it could be slowed down for any number of reasons.

<Q>: Okay, thank you very much.

Operator

As a reminder ladies and gentlemen, if you would like to ask a question to our speakers, you may press *1 from your telephone keypad.  We’ll pause a brief moment to pool for questions.  There are no further questions at this time.  I’d like to turn the conference back over to Mr. Miller for any additional comments.

Jim Miller – ImageWare Systems, Inc. – Chairman and Chief Executive Officer

Thank you, operator and thanks all to you for participating today.  We believe that our strategy partnering with these large system integrators is taking hold and is successful.  While we did not receive credit on our income statement for the 2007 year, we’ve already seen a significant increase in orders in this first quarter and we believe we’ll achieve the P&L credit and the missing piece, if you will, in 2008.  Further, we believe that via our partnerships with these integrators, our shareholders will be rewarded by the company’s participation in large multiyear infrastructure contracts of a quality and size not seen by ImageWare historically.  I ask that you watch our progress very carefully as we transition ImageWare’s potential into reality.  Thank you all again for your participation today and we look forward to talking to you soon.

Operator

This concludes today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation.